Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
April 1, 2005	Eric Rabe
212-395-0500
eric.rabe@verizon.com

Verizon Issues Statement Regarding MCI

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today issued the following statement:

“Verizon has a signed agreement with MCI which we believe will deliver superior value to MCI’s shareholders. At MCI’s request, we have agreed that they may have discussions with Qwest about any offer Qwest presents until the MCI shareholder vote.”

####

Verizon intends to file a registration statement, including a proxy statement of MCI, and other materials with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction. We urge investors to read these documents when they become available because they will contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, as well as other filed documents containing information about Verizon and MCI, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents at www.verizon.com/investor, or by request to Verizon Communications Inc., Investor Relations, 1095 Avenue of the Americas, 36th Floor, New York, NY 10036. Free copies of MCI’s filings are available at www.mci.com/about/investor_relations, or by request to MCI, Inc., Investor Relations, 22001 Loudoun County Parkway, Ashburn, VA 20147.

Verizon, MCI, and their respective directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from MCI shareowners with respect to the proposed transaction. Information about Verizon’s directors and executive officers is available in Verizon’s proxy statement for its 2005 annual meeting of shareholders, dated March 21, 2005. Information about MCI’s directors and executive officers is available in MCI’s annual report on Form 10-K for the year ended December 31, 2003. Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed with the SEC.